Exhibit 10.3
MASTER TRANSITION SERVICES AGREEMENT
          This Master Transition Services Agreement (this “Agreement”) is entered into as of [•], 2011, by and among ITT Corporation, an Indiana corporation (“ITT”), Exelis Inc., an Indiana corporation (“Exelis”) and Xylem Inc., an Indiana corporation (“Xylem”). Each of ITT, Exelis and Xylem is sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Distribution Agreement of even date herewith, by and among ITT, Exelis and Xylem (as such may be amended from time to time, the “Distribution Agreement”).
W I T N E S S E T H :
          WHEREAS, the Board of Directors of ITT has determined that it is appropriate, desirable and in the best interests of ITT, ITT’s shareholders and ITT’s other constituents, to separate, pursuant to and in accordance with the Distribution Agreement, ITT into three separate, publicly traded companies, one for each of (i) the ITT Retained Business, which shall be owned and conducted, directly or indirectly, by ITT, (ii) the Defense Business, which shall be owned and conducted, directly or indirectly, by Exelis and (iii) the Water Business, which shall be owned and conducted, directly or indirectly, by Xylem.
          WHEREAS, in order to provide for an orderly transition under the Distribution Agreement, each of ITT, Exelis and Xylem desire to provide to the other certain services for specified periods following the Distribution Date, all in accordance with and subject to the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements of the Parties contained herein, the Parties agree as follows:
     1. Services Provided.
          (a) With respect to each Service (as defined in Section 1(b)), the Party required to provide such Service is the “Service Provider” and the other Party is the “Service Recipient”. In performing the Services, Service Provider and each of its Affiliates shall use commercially reasonable efforts to provide, or to ensure that any Third Party Provider (as defined in Section 1(b)) shall provide, the Services in the same manner, within the same amount of time and at the same level of service (including, as applicable, with respect to type, frequency, quality, and quantity), with the same degree of reasonable skill and care and with the same level of security and control as provided and used in providing the Services during the twelve month period prior to the Distribution Date (excluding any actions taken in contemplation of the Distribution). Notwithstanding the foregoing, if there is an increase in the complexity of a Service (whether as a result of increased quantity or quality, changing frequency or regulatory requirements or otherwise), Service Recipient acknowledges and agrees that such Service may not be provided within the same amount of time as it had previously taken during such period, and, in such a case, Service Provider and each of its Affiliates shall use commercially reasonable efforts to provide, or to ensure that any Third Party Provider shall provide, such Service in a timely manner. Notwithstanding anything herein to the contrary, the Services are to be provided in a manner that does not disparately treat Service Recipient (or its Subsidiaries or its or their personnel or business) as compared to Service Provider’s treatment of itself (or its Affiliates or its or their personnel or business) in connection with the provision of a Self-Service (as defined in Section 2(a)(v)).
          (b) During the period commencing on the Distribution Date and ending on the date that is two (2) years from the date hereof, unless an earlier or later date is otherwise specified for a Service on Schedule A, Schedule B or Schedule C hereto (for each such Service, such end date being herein referred to as the “Termination Date”, with Schedule A, Schedule B and Schedule C being herein referred to as the “Services Schedules”), Service Provider shall provide, or shall cause one or more of its Affiliates or a contractor, subcontractor, vendor or other third-party service provider (each, a “Third Party Provider”) to provide, upon the terms and subject to the conditions set forth herein, the services described on the Services Schedules, including under the headings “General Services Description” and “Scope of Services” (the “Services”); provided, Service Provider shall obtain the consent of Service Recipient (not to be unreasonably withheld, delayed or conditioned) in the event any such Service is to be provided by a Third Party Provider or Affiliate if such Services were not provided by such Third Party Provider or Affiliate to Service Recipient during the twelve month period prior to the Distribution Date; provided further, Service Provider shall remain primarily responsible for the performance by any such Affiliate or Third Party Provider of its obligations hereunder. Irrespective of whether Service Provider, an Affiliate or a Third Party Provider is providing a Service, Service Recipient may direct that any such Service be provided directly to Service Recipient or any other member of such Party’s Group.
          (c) Each Service provided hereunder shall be terminated on its applicable Termination Date (as defined in Section 1(b)), unless otherwise terminated earlier by Service Recipient pursuant to Section 11. Service Provider shall be under no obligation to provide a Service to Service Recipient after the Termination Date applicable to such Service, except to the extent otherwise agreed in writing by Service Provider and Service Recipient.
     2. Consideration.
          (a) Costs and Fees.
     (i) For each Service, Service Recipient shall pay (in accordance with Section 2(b)) Service Provider an amount equal to the Monthly Costs (as defined in Section 2(a)(i)(1)); provided that (i) for any Service performed from and after January 1, 2012 through and including the day before the expiration date of the Minimum Service Period (as defined in Section 11(b)) for such Service, Service Recipient shall pay, along with and in addition to such Monthly Costs, an amount equal to 2% of such Monthly Costs and (ii) for any Service performed from and after the expiration date of the Minimum Service Period for such Service through and including the date as of which the provision of such Service hereunder has been terminated, Service Recipient shall pay, along with and in addition to the Monthly Costs, an amount equal to 10% of such Monthly Costs, unless, upon request by Service Recipient to terminate a Service, Service Provider is unable to transition the Service to Service Recipient or its designated Subsidiary in a commercially reasonable manner which does not unduly disrupt the Service and as a result, Service Recipient is unable to terminate such Service on or after the date on which the Minimum Service Period expires (in which case any third party, out-of-pocket costs resulting to Service Recipient shall be shared in accordance with Section 11(b)).
     (1) The “Monthly Costs” for each Service shall be an amount equal to the sum of (A) the costs or expenses incurred as set forth on the applicable Services Schedule; provided that if a Services Schedule is silent regarding costs and expenses, the amount under this subsection (A) shall be equal to Service Provider’s allocated costs (including salary, wages and benefits, but excluding severance and retention costs, which shall be handled pursuant to Section 2(a)(ii)) for any of its (or its Affiliates’) employees involved in providing Services, plus (B) any reasonable out-of-pocket costs and expenses incurred in connection with retaining Third Party Providers, including any fees for any Third Party Consent or Alternate Method, or pursuing any warranty or indemnity against a Third Party Provider in accordance with Section 3(d); provided that Service Recipient shall only be responsible for 50% of the fees for any Third Party License, with Service Provider responsible for the other 50%, plus (C) any sales, transfer, goods, services, value added, gross receipts or similar taxes, fees, charges or assessments (including any such taxes that are required to be withheld); provided that the Parties agree to use commercially reasonable efforts to minimize any such tax with respect to the Services, plus (D) other reasonable miscellaneous out-of-pocket costs and expenses; provided, however, that any such expenses exceeding $5,000 per month for each Service (other than routine business travel and related expenses) shall require advance approval of Service Recipient. The Monthly Costs for a Service shall not include any severance and retention costs incurred by Service Provider as a result of retaining the necessary employees to supply such Service to Service Recipient in accordance with the terms of this Agreement, which costs shall be handled pursuant to Section 2(a)(ii) below.
     (2) Any costs and expenses provided for on a Services Schedule shall be subject to an increase of 4.5% per annum beginning on January 1, 2012 in order to adjust for inflation.
     (3) Service Provider shall notify Service Recipient of any event that may reasonably be expected to increase the Monthly Costs by more than 5%.
     (ii) Subject to the terms of this Section 2(a)(ii), Service Provider shall use commercially reasonable efforts to retain its workforce required to provide the Services and, consistent with its severance and retention policies then in effect, may make severance and retention payments to employees providing the Services. As provided for on Annex A (the “Severance and Retention Schedule”), Service Recipient shall be responsible for the percentage as therein provided of Service Provider’s actual severance and retention costs (which are estimated in the Severance and Retention Schedule) for those individuals or job descriptions as set forth therein; provided that Service Recipient shall only be so responsible for its portion of severance costs if such costs were incurred as a result of terminating such an employee in connection with the termination of a Service; provided further that (a) if the severance and retention costs change from the estimates provided in the Severance and Retention Schedule, Service Recipient shall be responsible for its percentage of such costs so long as such change in costs is consistent with the Service Provider’s severance and retention policies as then in effect and (b) any such employee is actually terminated and not rehired for at least ninety (90) days following such termination. Service Provider shall prepare and deliver, within thirty (30) days following the end of each quarterly period ending each March 31, June 30, September 30 and December 31 (it being understood that the first such period shall be shorter than one quarter), to Service Recipient an invoice setting forth the amount of severance and retention costs to be paid by Service Recipient in accordance with the foregoing provisions of this Section 2(a)(ii), which invoice Service Recipient shall pay pursuant to the terms of Section 2(b).
     (iii) Unless the Parties otherwise agree in writing, (i) where Services are provided in a country outside of the United States by a Person located in the same country, amounts shall be invoiced and paid in the local currency of the entity providing the Services and (ii) if payments are to be made between legal entities not within the same country, such amounts shall be invoiced and paid in U.S. Dollars. To the extent necessary, local currency conversion on any such invoice shall be based on Service Provider’s internal exchange rate for the then-current month, based upon the average for such month, as calculated consistently with how such local currency conversion was calculated in the twelve month period prior to the Distribution Date.
     (iv) All charges based on a monthly or other time basis will be pro-rated based on actual calendar days elapsed during the period of service.
     (v) With respect to any service that a Service Provider provides or causes an Affiliate to provide to itself or its Affiliates that is the same or substantially similar to a Service provided to Service Recipient or its Subsidiaries hereunder (such service, a “Self-Service”), if Service Provider determines to no longer provide such Self —Service to itself or its Affiliates, Service Provider shall notify Service Recipient of such termination no later than the number of days prior to such termination as is provided in Section 11(b) for terminating the corresponding Service. If Service Provider terminates a Self-Service prior to the end of the Minimum Service Period applicable for the corresponding Service, the Monthly Costs of such Service following any such termination and up to but not including date on which the Minimum Service Period expires shall be calculated as if Service Provider had not terminated such Self-Service. Notwithstanding the foregoing, Service Provider shall continue to provide the Service in accordance with the provisions of this Agreement, unless such Service is otherwise terminated pursuant to Section 11, and Service Provider shall not be permitted to terminate any Self-Service prior to the Termination Date for the applicable Service if such termination would adversely affect the level of service, security or control of such Service or the scope or content thereof required pursuant to Sections 1(a) and 4(a).
          (b) Invoices and Payment.
     (i) Service Provider shall invoice Service Recipient for the amounts owed hereunder in arrears on a calendar monthly basis or, in the case of Section 2(a)(ii), as provided therein, and shall provide reasonable documentation supporting such amounts owed pursuant to Section 2(a), except to the extent such amounts are set forth on the Services Schedules. Service Recipient shall pay the amount of such invoice by electronic transfer of immediately available funds not later than thirty (30) days after of the date of such invoice. Neither Party nor any of its respective Subsidiaries shall have a right of set-off against the other Party or its Subsidiaries, except in connection with any amounts billed hereunder. In the event Service Recipient does not pay Service Provider in accordance with the terms hereof (i) all amounts so payable and past due shall accrue interest from the 31st day after the date of the invoice to the receipt of payment at a rate per annum equal to the six (6)-month LIBOR rate (as quoted in the “Money Rates” section of The Wall Street Journal or any other similarly reputable published source on the 31st day after the date of the invoice, or the next Business Day, if such day is not a Business Day) plus 3% (the “Interest Rate”, with the applicable rate to be recalculated every six months), until such amounts, together with all accrued and unpaid interest thereon, are paid in full, and (ii) Service Recipient shall pay, as additional fees, all reasonable out-of-pocket costs and expenses incurred by Service Provider in attempting to collect and collecting amounts due under this Section 3, including all reasonable attorneys fees and expenses.
     (ii) In the event that Service Recipient in good faith disputes an invoice submitted by Service Provider, Service Recipient may withhold payment of any amount subject to the dispute; provided, however, that (x) Service Recipient shall continue to pay all undisputed amounts in accordance with the terms hereof, (y) Service Recipient shall notify Service Provider, in writing, of any disputed amounts and the reason for any dispute by the due date for payment of the invoice containing any disputed charges and (z) in the event any dispute is resolved in the Service Provider’s favor, any amount that the Service Recipient should have paid shall be deemed to have accrued interest at the Interest Rate from the date such payment should have been made. In the event of a dispute regarding the amount of any invoice, the Parties shall use all reasonable efforts to resolve such dispute within thirty (30) days after Service Recipient provides written notification of such dispute to Service Provider. Each Party shall provide full supporting documentation concerning any disputed amount or invoice within thirty (30) days after written notification of the dispute. Unpaid fees that are under good faith dispute shall not be considered a basis for default hereunder. To the extent that a dispute regarding the amount of any invoice cannot be resolved pursuant to this Section 2(b)(ii), the dispute resolution procedures set forth in Section 9 herein shall apply.
     3. Cooperation.
          (a) Service Recipient and Service Provider shall cooperate and work together in good faith to develop a global transition plan in order to facilitate a smooth and orderly termination of a Service by its applicable Termination Date or at such earlier time as Service Recipient terminates Service Provider’s performance of the Services in accordance with Section 11. In furtherance of the foregoing, Service Provider will, if requested and at Service Recipient’s expense, provide Service Recipient with reasonable support necessary to transition or migrate the services to Service Recipient or any third party or parties chosen by the Service

Recipient, which may include consulting and training and providing reasonable access to data and other information and to Service Provider’s employees; provided, however, that such activities shall not unduly burden or interfere with Service Provider’s business and operations.
          (b) It is understood that it will require significant efforts by the Parties to implement this Agreement and ensure performance hereunder. Service Recipient shall (i) cooperate with and provide Service Provider with such information and documentation as is reasonably necessary for Service Provider to perform the Services; and (ii) perform such other duties and tasks as may be reasonably required to permit Service Provider to perform the Services, including (x) cooperating in obtaining any consents or approvals from third parties necessary to facilitate Service Provider’s ability to provide the Services and (y) upon thirty (30) days prior written notice by the Service Provider, conducting such testing as may be reasonably required by Service Provider in connection with any updates or changes to the applicable systems or processes involved in providing a Service. A Service Provider shall not be deemed to be in breach of its obligations to provide or make available any Service to the extent that Service Recipient has not provided information and access to appropriate personnel that is reasonably necessary for the performance of such Service.
          (c) Service Recipient shall use commercially reasonable efforts to make or obtain any approvals, permits and licenses and implement any systems as may be necessary for it to perform the Services independently in each country and applicable jurisdiction as soon as practicable following the Distribution Date.
          (d) Upon Service Recipient’s written request and without prejudice to Service Recipient’s direct rights against a Third Party Provider, Service Provider shall use commercially reasonable efforts to pursue any warranty or indemnity under any contract Service Provider or its Subsidiaries may have with a Third Party Provider with respect to any Service provided to Service Recipient by such Third Party Service Provider.
          (e) Service Provider shall use commercially reasonable efforts to obtain, if required, the consent of any relevant Third Party Provider (a “Third Party Consent”) or a license from any relevant Third Party Provider (a “Third Party License”), and Service Recipient shall, as necessary, cooperate with Service Provider in obtaining any such Third Party Consent or Third Party License. If a Third Party Consent or Third Party License cannot be obtained on reasonable terms, the Parties will use commercially reasonable efforts to arrange for an alternative method of obtaining any such Service on Service Recipient’s behalf (“Alternative Method”), which may include Service Provider providing such Service itself. If there is any Third Party Consent or Third Party License which was not required as of the date hereof but will subsequently be required before the Minimum Service Period expires for a particular Service, Service Provider shall identify in writing to Service Recipient such Third Party Consent or Third Party License within sixty (60) days of the date hereof.
          (f) The Parties shall use the fiscal month, quarter and year ends as set forth in Schedule D in connection with the provision and receipt of applicable Services hereunder, for so long as such Services are being provided.

          (g) In connection with the provision of Services hereunder, except as provided pursuant to Section 2(a)(iii) for local currency conversion for invoices, the Parties shall use the same methodology to determine the appropriate foreign exchange conversion rate as used in the twelve month period prior to the Distribution Date, which may be determined or based upon the average for the month or other applicable period or the spot rate at the end of such month or period or otherwise.
     4. Performance Standard; Reports; Personnel.
          (a) Except as otherwise provided in the Services Schedule and Section 1(a) herein, nothing in this Agreement shall require or be interpreted to require Service Provider to provide a Service to Service Recipient beyond the scope and content of such Service as provided by Service Provider to the ITT Retained Business, Water Business or Defense Business, as the case may be, during the twelve month period prior to the Distribution Date, excluding any actions taken in contemplation of the Distribution.
          (b) Service Provider shall not make changes in the manner of providing a Service unless (i) Service Provider is making similar changes in a Self-Service being performed for itself or its Subsidiaries or such changes are de minimus, in each case so long as such changes do not adversely affect the level of service, security or control of such Service or the scope or content thereof required pursuant to Sections 1(a) and 4(a) above, (ii) such changes are required by Service Provider or Service Recipient pursuant to applicable Law (including changes required by Service Provider or Service Recipient in connection with the provision of the Services to the other Party) or (iii) Service Recipient provides its prior written consent (which shall not be unreasonably withheld, conditioned or delayed) to such changes (in each case, for the avoidance of doubt, with the costs of any such change to be included in the calculation of Monthly Costs). In the event Service Provider determines to change the location of delivery of any Service, Service Provider shall provide Service Recipient with thirty (30) days prior written notice. All Services shall be performed in compliance with applicable Law, including all applicable U.S. and non-U.S. laws and regulations relating to export controls, sanctions, and imports, including without limitation those regulations maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the Export Administration Regulations maintained by the U.S. Department of Commerce, Bureau of Industry and Security, and the International Traffic in Arms Regulations maintained by the U.S. Department of State, Directorate of Defense Trade Controls.
          (c) In performing the Services, Service Provider shall prepare and furnish to Service Recipient reports concerning the Services with such reports to contain substantially the same data, in substantially the same format, and prepared and delivered on substantially the same timetable, as reports prepared during the twelve month period prior to the Distribution Date (excluding any reports solely prepared in contemplation of the Distribution), except as may be otherwise required by Service Recipient or Service Provider pursuant to applicable Law. Upon Service Recipient’s written request for modifications to the reporting and data transfer practices reasonably required to assist Service Recipient in transitioning off the Service, Service Provider shall cooperate and consult in good faith with Service Recipient to make such modifications; provided that if Service Provider reasonably determines in its sole discretion that any such modification may cause Service Provider to be in breach of its obligations to the other Party hereunder (including as a result of breaching its obligations as a Service Provider to the other Party as Service Recipient), then Service Provider shall not be under any obligation to make such modifications.
          (d) Service Provider shall use commercially reasonable efforts consistent with past practice to make available such personnel as may be required to provide the Services. Service Provider shall have the right to designate which personnel it will assign to perform the Services. Service Provider also shall have the right to remove and replace any such personnel at any time or designate any of its Subsidiaries or a Third Party Provider (subject to Section 1(a) herein) at any time to perform the Transition Services; provided, however, that Service Provider shall use its commercially reasonable efforts consistent with past practice to limit the disruption to Service Recipient in the transition of the Services to different personnel. Subject to and consistent with Section 2(a)(ii), Service Provider shall have no obligation to retain any individual employee for the sole purpose of providing a particular Transition Service.
          (e) In the event Service Recipient or any of it Subsidiaries hires away an employee of Service Provider or its Subsidiaries, and such employee was providing Services to Service Recipient and will not continue to provide such Service, Service Provider shall have the option, in its sole discretion (in addition to any other remedies available to it under the Distribution Agreement or otherwise), upon ten (10) Business Days written notice to Service Recipient to reduce its obligations with respect to such Service (with a proportionate reduction in the applicable Monthly Costs) effective on the date of such employee’s termination of employment with Service Provider. Any provision of Service thereafter pursuant to such a reduction in Service Provider’s obligations shall be deemed to be consistent with Service Provider’s obligations under this Agreement, so long as Service Provider satisfies the other obligations contained in this Section 4 with respect to such Service.
          (f) Each Party agrees that it shall take appropriate action by instruction of or agreement with its personnel (including any Third Party Provider) to ensure that all such personnel performing or otherwise involved with Services shall be bound by and comply with all of the terms and conditions of this Agreement.
          (g) In the event Service Provider has received a notice of default or breach in the performance of a Service hereunder (including as a result of substantial errors in the performance of such Service), it will use its commercially reasonable efforts to cure such default or breach. In the event Service Provider is unable to cure such default within thirty (30) days from receipt of notice thereof, in addition to the rights available under Section 11, there shall be an adjustment to Monthly Costs to reflect the costs to Service Recipient associated with such default, breach or error, including any reasonable out-of-pocket costs and expenses incurred by Service Recipient in retaining any Third Party Provider to provide such Service or in providing the such Service itself.
          (h) Each Party shall notify the applicable other Party as promptly as practicable after becoming aware of any breach of this Agreement committed by either it or the applicable other Party. Service Provider shall notify Service Recipient of any event that may reasonably be expected to materially impact a Service provided hereunder, which may include a

Termination Notice (as defined in Section 11(b)) provided by the other Party as Service Recipient hereunder or a notice of termination of a Self-Service, issued pursuant and in accordance with, Section 2(a)(v).
          (i) In the event of any conflict, as reasonably determined by Service Provider in its sole discretion, between requests for modification or termination of Services made by the two other Parties and each properly delivered hereunder, Service Provider shall determine which request it received first and, subject to the other terms and conditions of this Agreement, make such modifications or terminations pursuant to the request that was first received before making any modifications or terminations pursuant to any requests received afterwards.
     5. New Services.
          If, after the date hereof and on or prior to March 31, 2012, or, with respect to Services provided in connection with any Transfer that, pursuant to Section 2.6(a) of the Distribution Agreement, is not consummated at or prior to the Effective Time, one hundred (100) days following the actual date of such Transfer (notwithstanding that under Section 2.6(b) of the Distribution Agreement such Transfer may be deemed to have occurred on the Effective Time) the Parties determine that a service required by Service Recipient and provided by Service Provider or one of its Subsidiaries prior to the Distribution Date was inadvertently omitted from the Services Schedules, Service Recipient may request that Service Provider perform such service (“New Service”) in addition to the Services being provided hereunder. Service Provider shall promptly begin performing any New Service consistent with past practice upon a timely written request from Service Recipient (which request may be in the form of email) including (i) a description of the work Service Recipient anticipates being performed by Service Provider in connection with such New Service and (ii) a schedule for commencing and completing such New Service, and Service Provider and Service Recipient shall enter into good faith negotiations to agree to an amendment to the Services Schedules providing for such New Service; provided that if no agreement for an Additional Service Schedule Amendment has been reached in writing in thirty (30) days, such New Service shall be deemed to have a Minimum Service Period expiring on June 30, 2012 and a Termination Date of two years from the Distribution Date, with Monthly Costs as provided for in Section 2(a)(i), calculated as if the amendment to the Services Schedule for such New Service were silent regarding costs and expenses (such amendment or deemed amendment pursuant to the foregoing proviso, an “Additional Service Schedule Amendment”). Any New Service shall be considered a Service hereunder and the Services Schedules shall incorporate, and be deemed to be duly amended by, such Additional Service Schedule Amendment.
     6. Intellectual Property; IT Security.
          (a) Except as provided in the Services Schedules, the Monthly Costs shall include the allocable portion of any amounts that are required to be paid by Service Provider to any third party licensors of software that is used by Service Provider in connection with the provision of any Services hereunder, including (i) license, right-to-use and royalty fees and (ii) any amounts required to obtain the consent of such licensors to allow Service Provider to provide any of the Services hereunder. Service Recipient agrees to comply and cause its Subsidiaries to comply with the terms of any license or other agreement of Service Provider or any of its Subsidiaries relating to software that is provided to Service Recipient and is used in connection with the provision of any Services hereunder; provided that in the event that Service Provider enters into new software licenses after the Distribution Date, Service Recipient shall have the prior opportunity to review and confirm its ability to comply therewith, which it shall do in good faith. In the event that Service Recipient provides notice of its inability to comply therewith, Service Provider may at its sole discretion discontinue its provision of any Services under such new software licenses effective after thirty (30) days notice of the same, and Service Recipient shall indemnify Service Provider for any claims by third parties arising out of or in connection with Service Recipient’s noncompliance or violation of such software licenses. Subject to the foregoing, Service Provider shall use commercially reasonable efforts to obtain any consent that may be required from such licensors in order to provide any of the Services hereunder and the Parties shall cooperate to identify any material licenses or consents necessary for such provision and shall use commercially reasonable efforts to minimize the costs associated therewith.
          (b) If the receipt or provision of any Service hereunder requires the use by a Party of the Intellectual Property (other than Trademarks) of the other Party, then such Party and its Subsidiaries shall have the non-exclusive, royalty-free, non-sublicensable (except as required for its and its Subsidiaries’ receipt or provision of Services) right and license to use such Intellectual Property for the sole purpose of, and only to the extent necessary for, the receipt or provision of such Services hereunder, pursuant to the terms and conditions of this Agreement. This license does not permit a Party to access, possess, or modify the source code of the other Party or to reverse engineer the software of the other Party. Upon the Termination Date applicable to such Service, or the earlier termination of any Services in accordance with Section 11, the license herein to the applicable Intellectual Property will terminate; and the applicable Service Recipient and/or Service Provider shall cease all use of the Intellectual Property licensed hereunder. Nothing in this Section 6(b) shall be deemed to limit, modify or terminate any License Agreement between the Parties.
          (c) Subject to the limited licenses granted in Section 6(b), each Party shall exclusively own any Intellectual Property that it creates, develops or invents in connection with the provision of any Services hereunder.
          (d) While using or accessing any computers, systems, software, networks, information technology or related infrastructure or equipment (including any data stored thereon or transmitted thereby) (“Systems”) of the other Party (whether or not a Service), each Party shall and shall cause each of its Subsidiaries to, adhere in all respects to the other Party’s controlled processes, policies and procedures (including any of the foregoing with respect to Confidential Information, data, communications and system privacy, operation, security and proper use) as in effect on the Distribution Date or as communicated to such Party from time to time in writing.
          (e) Those employees of Service Recipient and Service Provider (or their respective Affiliates) having access to the other Party’s Systems may be required by Service Provider or Service Recipient, as the case may be, to enter into a customary non-disclosure agreement in connection with, and as a condition to, such access.

     7. Records.
          Service Provider shall provide to Service Recipient, taking into consideration the financial reporting, internal controls and other public company requirements of Service Recipient, all information and records reasonably required to maintain full and accurate books relating to the provision of Services to the extent any such information and/or records were provided or maintained during the twelve month period prior to the Distribution Date, excluding any actions taken in contemplation of the Distribution. Upon reasonable notice and reasonable request from the Service Receiver, and at the Service Receiver’s cost, Service Provider shall (a) make available for inspection and copying by Service Receiver’s agents or representatives such information, books and records relating to the Services during reasonable business hours and (b) certify that the controls in effect prior to the Distribution Date continue to be in effect, or if Service Provider is aware of any instances where such controls are not so in effect, in lieu of certification for such instances, provide a list of such instances and descriptions of the change in such controls thereof.
     8. Force Majeure; Reduction of Services.
          No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other applicable Parties of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible. Notwithstanding the foregoing, Service Recipient shall be entitled to terminate Services so affected by a Force Majeure upon fifteen (15) day prior written notice in respect of any such delay or failure resulting from any such Force Majeure without any penalty or obligation to pay for Services not performed; provided that, for the avoidance of doubt, Service Recipient shall remain responsible, pursuant to and in accordance Section 2(a)(ii), for its portion of any severance and retention costs for any such Services.
     9. TSA Managers; Dispute Resolution.
          (a) Each Party shall nominate in writing one representative to act as the primary contact with respect to the provision and receipt of Services (a “TSA Manager”), with the initial TSA Managers as listed on Schedule E. Each Party may, at its discretion, from time to time select another individual to serve in these capacities during the term of this Agreement; provided, however, each Party shall notify the other Party promptly (and in any event within five (5) Business Days) of any change in an individual serving in this capacity, setting forth the name and contact information of the replacement, and stating that such replacement is authorized to act for such Party in accordance with this Section 9(a).
          (b) The TSA Managers shall meet as expeditiously as possible to resolve any dispute hereunder, and notwithstanding anything in Article IX (Dispute Resolution) of the Distribution Agreement to the contrary, in the event any dispute is not so resolved within thirty

(30) days, a TSA Manager may provide written notice of such dispute to the Chief Financial Officer of each Party (or such other executive as designated by the Chief Executive Officer of such Party), who shall attempt within a period of fifteen (15) days following the end of such previous thirty (30) day period to conclusively resolve any such issue, and in the event the dispute remains unresolved following such fifteen (15) day period, either Party may submit the dispute to mediation in accordance with Section 9.2 (Mediation) of the Distribution Agreement (provided that, for the avoidance of doubt, the forty-five (45) day waiting period referenced therein shall be inapplicable), and if any dispute remains unresolved after the Mediation Period (as defined in the Distribution Agreement), such dispute shall be determined, at the request of either Party, by arbitration in accordance with Section 9.3 (Arbitration) of the Distribution Agreement and the other applicable provisions of Article IX (Dispute Resolution) of the Distribution Agreement. Each Party may treat an act of any other Party’s TSA Manager or Chief Financial Officer (or such other executive as designated by the Chief Executive Officer of such other Party), in each case that is consistent with the provisions of this Agreement, as being authorized by such other Party to resolve such dispute without inquiring behind such act or ascertaining whether such TSA Manager or Chief Financial Officer (or such other executive as designated by the Chief Executive Officer of such other Party) had authority to so act; provided, however, that none of the TSA Managers or Chief Financial Officer or other executives so designated shall have authority to amend this Agreement, except as otherwise provided pursuant to Section 16.
          (c) In the event of any dispute between the Parties regarding a Service, prior to the applicable Termination Date, Service Provider shall not discontinue the supply of any such Service, unless so provided for in a settlement agreement between the Parties or arbitral determination pursuant to and in accordance with Section 9(b) herein and Article IX of the Distribution Agreement or as requested by Service Recipient pursuant to a Termination Notice.
     10. Disclaimer; Limited Liability.
          (a) Service Recipient acknowledges that Service Provider is not in the business of providing the Services and that the Services being provided pursuant to this Agreement are provided as an accommodation to Service Recipient. Other than in the event of Service Provider’s gross negligence or willful misconduct, Service Provider will not be liable for any error or omission in rendering Services under this Agreement, or for any defect in Services so rendered; provided that if there is a substantial error in any of the Services, Service Provider shall use commercially reasonable efforts to attempt to correct the error, or if Service Provider is unable to so correct such error, to provide an adjustment to the Monthly Cost for such Service in reasonable proportion to that which the error bears to the Service provided for such month, which adjustment may, pursuant to Section 4(g), include any reasonable out-of-pocket costs and expenses incurred by Service Recipient in retaining a Third Party Provider to provide such Service or in providing such service itself. Other than in the event of Service Recipient’s gross negligence or willful misconduct, and other than for the Monthly Costs, severance and retention costs owed under Section 2(a)(ii) and other amounts expressly owed hereunder, Service Recipient will not be liable for any damages caused in connection with the Services provided under this Agreement.

          (b) Service Provider shall have no responsibility to maintain insurance to cover any loss or damage to goods or equipment to which Service Recipient has title that are in the possession or control of Service Provider, its Subsidiaries or a Third Party Provider as a result of this Agreement and the risk of loss with respect to such goods or equipment shall be solely with Service Recipient. Service Recipient shall obtain from its insurance company a waiver of subrogation on behalf of Service Provider and its Subsidiaries effective as of Distribution Date. Service Recipient shall have no responsibility to maintain insurance to cover any loss or damage to goods or equipment to which Service Provider has title that are in the possession or control of Service Recipient or its Subsidiaries as a result of this Agreement and the risk of loss with respect to such goods or equipment shall be solely with Service Provider. Service Provider shall obtain from its insurance company a waiver of subrogation on behalf of Service Recipient and its Subsidiaries effective as of the Distribution Date.
          (c) NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF NON-INFRINGEMENT, MERCHANTIBILITY, ACCURACY, SATISFACTORY QUALITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO ANY REPRESENTATION OR DESCRIPTION), ARE MADE BY SERVICE PROVIDER OR ANY OF ITS AFFILIATES WITH RESPECT TO THE PROVISION OF SERVICES UNDER THIS AGREEMENT AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY WAIVED AND DISCLAIMED. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UNDER NO CIRCUMSTANCES, INCLUDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY, SHALL SERVICE PROVIDER BE LIABLE FOR, INCLUDING BUT NOT LIMITED TO, ANY LOST PROFITS, REMITTANCES, COLLECTIONS, INVOICES, PENALITIES, INTEREST OR SPECIAL, INCIDENTIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES CAUSE BY THE PERFORMANCE OF, ANY DELAY IN THE PERFORMING, FAILURE TO PERFORM OR DEFECTS IN THE PERFORMANCE OF, THE SERVICES CONTEMPLATED TO BE PERFORMED BY SERVICE PROVIDER PURSUANT TO THIS AGREEMENT, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
     11. Term and Service Termination Dates.
          (a) This Agreement (other than Sections 9, 10, 11 and 13) shall terminate upon the last of the Termination Dates in respect of all Services to be provided hereunder; provided that the rights of the parties in respect of any claims that have accrued prior to such termination shall survive such termination.
          (b) For each Service, the minimum service period (“Minimum Service Period”) during which Service Provider is obligated to provide such Service to Service Recipient is set forth on the Services Schedule. The Parties agree to cooperate if necessary to adjust such Minimum Service Period (and the applicable Termination Date) to end on a date that is the end of a calendar or fiscal month, as deemed appropriate. Service Recipient may terminate any Service prior to its Termination Date by providing to Service Provider written notice of termination, which shall be deemed irrevocable upon delivery (a “Termination Notice”), not less than (i) thirty (30) days before the date of such earlier termination if the Service is to be terminated on or before December 31, 2011, (ii) sixty (60) days before the date of such earlier termination if the Service is to be terminated after December 31, 2011 but on or before June 30, 2012, (iii) ninety (90) days before the date of such earlier termination if Service is to be terminated after June 30, 2012 but on or before December 31, 2012 and (iv) one hundred and twenty (120) days before the date of such earlier termination if Service is to be terminated on or after January 1, 2013; provided that if the Services Schedule indicates that any Service is dependent on one or more other Services, then each such Service must be terminated together; provided further that any termination may be on a location by location basis if so indicated on the Services Schedules. In the event a Service is terminated prior to the end of its Minimum Service Period pursuant to Service Recipient’s Termination Notice, Service Recipient shall pay a make-whole fee equal to the actual out-of-pocket costs and any additional costs that would have been incurred by Service Provider if such Service had not been terminated (which costs, for the avoidance of doubt, exclude the 2% and 10% increases described in Section 2(a)(i)) between the actual date of termination of the Service and the applicable date on which the Minimum Service Period expires (subject to Service Provider exercising commercially reasonable efforts to mitigate such costs). Notwithstanding the foregoing, upon the receipt of a Termination Notice, if Service Provider is unable to transition the applicable Service to the Service Recipient or its designee in a commercially reasonable manner which does not unduly disrupt the Service on the requested termination date, Service Provider shall use commercially reasonable efforts consistent with past practice to transition such Service as soon as possible, and any resulting third party, out-of-pocket costs to Service Recipient shall be shared equally between Service Provider and Service Recipient.
          (c) In the event either Party defaults in the performance of any of its obligations under this Agreement, and if such default is not excused and not cured within thirty (30) days after written notice from the other Party specifying such default, then the non-defaulting Party may at any time thereafter terminate, at its option, any such Service that is the subject of such default by giving five (5) days prior written notice; provided that if no such termination notice is given within fifteen (15) days after the end of the thirty (30) day cure period, then the non-defaulting Party waives all rights to terminate such Service with respect to such default; provided further, that such fifteen (15) day period referred to in the immediately foregoing proviso shall be extended if (x) the Parties dispute whether there has been a default hereunder or (y) agree that there has been a default hereunder and have a dispute related to such default, and in either case are attempting to resolve such dispute pursuant to Section 9(b) until ten (10) days after there has been a final determination pursuant to the procedures in Section 9(b).
     12. Independent Contractor.
          The Parties hereto understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No Party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibilities, express or implied, on behalf of or in the name of any other Party, or to bind any other Party in any manner whatsoever. The Parties expressly acknowledge (i) that Service Provider is an independent contractor with respect to Service Recipient in all respects, including the provision of the Services, and (ii) that the parties are not partners, joint venturers, employees or agents of or with each other.
     13. Confidentiality.
          (a) Any Confidential Information of either Party shall be subject to Section 8.6 of the Distribution Agreement. With respect to any information disclosed by one Party to another Party for the purpose of this Agreement or otherwise accessible to such other Party during the performance hereunder (“Confidential Information”), the Party receiving such Confidential Information agrees that it will use the same skill and care as set forth in Section 4(a) to prevent the disclosure or accessibility to others of the disclosing Party’s Confidential Information and will use such Confidential Information only for the purposes of this Agreement, the Distribution Agreement and the Ancillary Agreements. The receiving Party and its employees, representatives and agents (including any Third Party Provider) (collectively, the “Recipient Parties”) shall only disclose and permit access to the other’s Party’s Confidential Information to such Recipient Parties who have a need to know such Confidential Information for the purposes of this Agreement, the Distribution Agreement and the Ancillary Agreements. For Confidential Information provided with respect to any Service, the obligations of the Recipient Parties pursuant to this Section 13 shall expire on the date that is five (5) years from the termination of such Service. Each Party shall provide prompt written notice of any breach of the obligations under this Section 13 by such Party or its Recipient Parties and shall use commercially reasonable efforts to assist the other Party in remedying any such breach.
          (b) Specifically excluded from the definition of Confidential Information is any and all information that:
     (i) is independently developed by or on behalf of a Recipient Party without use of or reference to Confidential Information;
     (ii) is or becomes available to the public, other than as the result of a breach by a Recipient Party of the confidentiality obligations under this Agreement; or
     (iii) is rightfully received from a third party not known by the Recipient Party to be bound by an obligation of confidentiality to the disclosing Party.
          (c) If the Recipient Party is required to disclose Confidential Information by law, process or regulation, to the extent legally permissible, such Recipient Party shall promptly notify the disclosing Party, reasonably cooperate with the disclosing Party to the extent it may seek to limit such disclosure and, insofar as a protective order or waiver from the disclosing Party is not obtained, only disclose such Confidential Information as is required to be disclosed.
          (d) In connection with any permitted disclosure of this Agreement to any third party, each Party shall redact the portions of the Services Schedules that are not relevant to such third party’s inquiry.
          (e) It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this Section 13 and that each Party shall be entitled to seek equitable relief, including injunction and specific performance, as remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach, but shall be in addition to all other remedies herein described available at law or equity.
     14. Beneficiary of Services; No Third Party Beneficiaries.
          This Agreement is for the sole benefit of the Parties hereto, and nothing expressed or implied shall give or be construed to give any person any legal or equitable rights hereunder, whether as a third-party beneficiary or otherwise. Each Party agrees, and each Party in its capacity as a Service Recipient represents and warrants, that the Services shall be provided solely to, and shall be used solely by, Service Recipient and its Subsidiaries. Service Recipient shall not resell or provide the Services to any other Person, or permit the use of the Services by any Person other than Service Recipient and its Subsidiaries.
     15. Entire Agreement.
          This Agreement, together with the Distribution Agreement and the other Ancillary Agreements, constitutes the entire agreement of the Parties with respect to the subject matter hereof, and supersedes all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Distribution Agreement or any other Ancillary Agreement, the Parties agree that this Agreement shall govern. The Parties agree that, in the event of an express conflict between the terms of this Agreement and a Services Schedule, the terms of the Services Schedule shall govern.
     16. Amendment; Waiver.
          This Agreement and the Services Schedules may be amended, and any provision of this Agreement may be waived, if but only if such amendment or waiver is in writing and signed, in the case of an amendment, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is effective. No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     17. Notices.
          All notices, requests and other communications to any Party hereunder shall be in writing (including telecopy or similar writing) and shall be given as follows:
          if to ITT or to any of its Affiliates:
ITT Corporation
1133 Westchester Avenue
Suite 3000
White Plains, NY 10604

Attn: General Counsel
Facsimile: (914) 696-2970
          if to Exelis or to any of its Affiliates:
Exelis Inc.
1650 Tysons Boulevard
Suite 1700
McLean, VA 22102
Attn: Chief Legal Officer
Facsimile:
          if to Xylem or to any of its Affiliates:
Xylem Inc.
1133 Westchester Avenue
Suite 2000
White Plains, NY 10604
Attn: General Counsel
Facsimile:
or to such other address or telecopy number and with such other copies, as such Party may hereafter specify for the purpose of notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by fax, when such fax is transmitted to the fax number specified in this Section 17 and evidence of receipt is received or (ii) if given by any other means, upon delivery or refusal of delivery at the address specified in this Section 17.
     18. Non-Assignability.
          Neither this Agreement nor any of the rights, interests or obligations of either Party hereunder may be assigned or transferred by any such Party without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned), and any purported assignment, without such prior written consent shall be null and void; provided a Party may assign or transfer all its rights hereunder without such consent to an acquirer in connection with a sale of all or substantially all of its assets or other similar change in control of such Party.
     19. Further Assurances.
          From time to time after the date hereof, without further consideration, each Party shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things reasonably proper or advisable under applicable Law, and execute and deliver such documents as may be required or appropriate to carry out the provisions of this Agreement and to consummate, perform and make effective the transition contemplated hereby.

     20. Definitions and Rules of Construction.
     (a) Defined terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in the Distribution Agreement.
     (b) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.
     (c) Whenever the words “include”, “including”, or “includes” appear in this Agreement, they shall be read to be followed by the words “without limitation” or words having similar import.
     (d) As used in this Agreement, the plural shall include the singular and the singular shall include the plural.
     21. Counterparts; Effectiveness.
          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by telecopy, telefax or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 21, provided that receipt of copies of such counterparts is confirmed. This Agreement shall become effective when each Party has received a counterpart hereof signed by the other Party hereto.
     22. Section Headings.
          The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
     23. Severability.
          If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and the Parties shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void, or unenforceable provision.
     24. Governing Law.
          This Agreement shall be governed by and construed in accordance with the Laws, but not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ITT CORPORATION
By:
Name:
Title:

EXELIS INC.
By:
Name:
Title:

XYLEM INC.
By:
Name:
Title:

19